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                                                                     EXHIBIT 8.1


                                 Andrews & Kurth
                          Mayor, Day & Caldwell L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002






                                  July 15, 2002


Board of Directors
Valero GP, LLC
Valero GP, Inc.
One Valero Place
San Antonio, Texas 78212


      RE: $100 MILLION AGGREGATE PRINCIPAL AMOUNT OF 6 7/8% SENIOR NOTES DUE 2012 OF VALERO LOGISTICS OPERATIONS, L.P.

Ladies and Gentlemen:

           We have acted as special counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Valero L.P., a Delaware limited partnership, and Valero Logistics Operations, L.P. ("Valero Logistics"), a Delaware limited partnership, relating to the registration of the offering and sale (the "Offering") of common units ("Common Units") of Valero L.P., debt securities of Valero Logistics and the related guarantees of the Debt Securities by Valero L.P. to be issued and sold by each of Valero L.P. and Valero Logistics as applicable from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), for an aggregate offering price not to exceed $500,000,000. In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the prospectus supplement dated July 10, 2002 (the "Prospectus Supplement") filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 relating to the issuance and sale of $100,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2012 of Valero Logistics ("Debt Securities"). Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

           The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income and estate tax consequences for purchasers of the Debt Securities pursuant to the Offering.

           This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this

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opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

           Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

           We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of Valero Logistics, the incorporation by reference of this opinion in the Registration Statement and the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,



                                          /s/ ANDREWS & KURTH
                                          MAYOR, DAY & CALDWELL L.L.P.